EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cabot Oil & Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Independent registered public accounting firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 18, 2008